                                  EXHIBIT 4.3

                   CONSULTING AGREEMENT AND GENERAL RELEASE

     THIS CONSULTING AGREEMENT AND GENERAL RELEASE (the "AGREEMENT") is made and entered into effective September 1, 1998 by and between System Software Associates, Inc., a Delaware corporation, including its affiliates, subsidiaries, subdivisions, facilities and related organizations (collectively, "SSA"), and Riz Shakir ("SHAKIR").

                                    RECITALS
                                    --------

     A. Shakir has been employed by SSA as Executive Vice President, Research and Development.

     B. SSA and Shakir agree that his employment terminated effective August 31, 1998.

     C. SSA and Shakir agree that he will be engaged as a consultant to SSA from and after September 1, 1998 through July 31, 1999, subject to the terms and limitations of this Agreement.

     D. SSA and Shakir acknowledge that Shakir will be available to perform services as hereafter mutually agreed upon between Shakir and SSA and as directed by SSA's Vice President of Product Management and, in consideration of his consulting engagement and the other terms and conditions herein, Shakir will release any and all claims and causes of action he may have against SSA and will be governed by the confidentiality and non-competition agreement set forth herein.

     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

     I.   Termination of Employment.  Effective the close of business on August
          -------------------------
31, 1998, SSA and Shakir agree that his employment with SSA terminated. Shakir agrees to resign his employment and all appointments he holds with SSA and its affiliates effective as of such date. Shakir's termination shall be deemed to have occurred by virtue of his voluntary resignation under mutually amicable circumstances. From September 1, 1998 through July 31, 1999, Shakir shall be engaged as a consultant to SSA. Shakir agrees that he will not hereinafter seek reinstatement, recall or re-employment with SSA.

     II.  Consulting Services.  Through July 31, 1999, Shakir agrees to make
          -------------------
available to SSA his services, experience and knowledge with respect to manufacturing, marketing and selling of products produced by SSA. SSA shall make available to Shakir such information in the possession of SSA, as well as access to SSA's employees and equipment, as determined by SSA and Shakir to be reasonably necessary for Shakir to perform his services hereunder. Nothing contained in this Agreement shall be deemed to create an employment relationship between SSA and Shakir. In providing such consulting services, Shakir shall be an independent contractor and shall not have the authority to bind SSA with respect to any matter. SSA may terminate the consulting engagement at any time for "cause" or for "non-performance." For purposes of this Agreement, Shakir shall be deemed terminated "for cause" if Shakir shall have committed any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement, or shall have committed intentional acts that materially impair the goodwill or business of SSA or cause significant material damage to its property, goodwill, or business. For purposes of this Agreement, Shakir shall be deemed terminated for "non-performance" if SSA terminates Shakir after Shakir shall have refused to, or failed to, perform his material duties hereunder, or shall have violated any written SSA policies or procedures; provided, however, that no termination for such non-performance shall be effective unless Shakir does not cure such refusal, failure, or violation to SSA's satisfaction as soon as practicable after SSA gives Shakir written notice identifying such refusal, failure or violation (and, in any event, within thirty (30) days after receipt of such written notice).

     III. Duties.  Through July 31, 1999, Shakir shall be available to perform
          ------
projects to be mutually agreed upon by SSA and Shakir, such projects to be performed at the direction of the Vice President of Product Management and during such times as shall be mutually agreed upon. Shakir shall diligently, competently, and faithfully perform all such assigned projects, which assignments shall be performed, unless otherwise agreed upon by SSA and Shakir, in the same manner as SSA provides consulting services to its customers under SSA's "Client Solutions Policies and Practices." SSA shall provide to Shakir for the term of this Agreement the personal computer currently in the possession of Shakir, which computer shall be returned to SSA on the date this Agreement terminates.


     IV.  Compensation for Consulting Services.  SSA and Shakir shall agree upon
          ------------------------------------
the level of compensation for each assigned project at the time of such assignment. SSA will promptly reimburse Shakir for all expenses reasonably incurred by him in the scope of his engagement as a consultant under this Agreement upon submission of an expense report and request for reimbursement in accordance with SSA policies for reimbursement of expenses for senior officers. As an independent contractor, the payments will not be subject to any payroll taxes or withholding and a Form 1099-MISC will be issued at year end by SSA.

     V.   Release Payments.
          ----------------

          A. As a settlement payment hereunder, SSA shall pay Shakir in a single sum the sum of $167,500, such amount to be paid to Shakir upon the date this Agreement becomes effective as set forth in Paragraph 13C.

          B. SSA and Shakir hereby agree that, in consideration of the release of any claims Shakir may have for the delayed registration of certain shares of common stock of SSA owned by him, SSA shall issue and deliver to him 50,522 shares of SSA's common stock (the "SHARES"). Shakir understands that the Shares are not currently being registered under the Securities Act of 1933 ("SECURITIES ACT") by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof.
     Shakir further agrees that he will not sell or otherwise dispose of the Shares unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable securities law of any State. Shakir understands that a restrictive legend consistent with the foregoing has been or will be placed on the certificates evidencing the Shares, and related stop transfer instructions will be noted in the stock transfer records of SSA and/or its stock transfer agent for the Shares. The foregoing notwithstanding, SSA agrees that it will prepare and file with the Securities and Exchange Commission a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act of 1933, registering the resale from time to time by Shakir of the Shares on Form S-
     3. The filing will be made within forty-five (45) calendar days of the date SSA receives a written notice from Shakir requesting such a filing. The Company, however, may restrict disposition of such Shares, in which event Shakir agrees not to dispose of such Shares, provided that the Company shall have delivered a notice in writing to Shakir stating that a delay in the disposition of Shares is necessary because the Company, in its reasonable judgment, exercised in good faith, has determined that such sales of Shares would require public disclosure by the Company of material nonpublic information that the Company deems advisable not to disclose.

          C. Ten percent (10%) of the payments made in Paragraph 5A shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and as described in Paragraph 7, and Shakir agrees that such consideration is in addition to anything of value to which he already is entitled. The remainder of the payments shall be in consideration of the duties described above in Paragraph 3, the release of all other claims described below in Paragraph 7, and the Protective Agreement described in Paragraph 10.

          D. Shakir agrees that he is owed $12,000 for all earned but unused vacation pay, which amount shall be paid to him upon the date this Release becomes effective as set forth in Paragraph 13C. Shakir acknowledges that he has been paid the $10,000 to which he was entitled under the SSA Management Bonus Plan. Except as set forth in this Agreement, no other sums (contingent or otherwise) shall be paid to Shakir in respect of his employment, or consulting relationship, with SSA, and any such sums (whether or not owed) are hereby expressly waived by Shakir, provided, however, that Shakir (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, and (ii) shall be entitled to receive his account balance, if any, under SSA's 401(k) Plan in accordance with the terms of such Plan.

     VI.  Stock Options.  During the period in which Shakir is engaged as a
          -------------
consultant to SSA, and through July 31, 1999, if later, stock options previously granted to Shakir under SSA's Long-Term Incentive Plan shall continue to vest in accordance with their vesting schedule and the other terms of the Long-Term Incentive Plan. Shakir also shall continue to vest in stock options granted to him under SSA's Nonstatutory Stock Option Plan so long as he is engaged as a consultant to SSA, and his rights with respect to the options granted under such Nonstatutory Stock Option Plan shall be governed by the terms of the Nonstatutory Stock Option Plan. In addition to the foregoing, Shakir shall be entitled to exercise any options previously granted to him under SSA's Incentive Stock Option Plan in accordance with the terms of such plan. In recognition of the limitations of such Incentive Stock Option Plan, Shakir shall be given a non-qualified stock option hereunder to purchase an additional 9,897 Shares under SSA's Long-Term Incentive Plan, on the effective date hereof, exercisable at 4-5/8 per Share, which options shall vest as follows:

                    Number of Shares          Vesting Date
                    ----------------          ------------
                           1,631                  January 14, 1999
                           2,266                  March 14, 1999
                           6,000                  June 1, 1999

The terms of such grant shall be governed by the provisions of the Long-Term Incentive Plan.

     VII. General Release.
          ---------------

          A. As a material inducement to SSA to enter into this Agreement and in consideration of the payments to be made by SSA to Shakir in Paragraphs 5 and 6 above, Shakir, with full understanding of the contents and legal effect of this Agreement, and having the right and opportunity to consult with his counsel, releases and discharges SSA, its stockholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "SSA RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Agreement as broad and as general as the law permits, this Agreement specifically includes any and all claims arising from any alleged violation by SSA Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. (S) 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Chicago

     Human Rights Ordinance, the Cook County Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract claim or implied contract claim, or common law claim for wrongful discharge, defamation, or invasion of privacy arising out of or involving his employment or engagement with SSA, the termination of his employment or engagement with SSA, or involving any continuing effects of his employment or engagement with SSA or termination of his employment or engagement with SSA. Shakir further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Shakir hereby expressly waives, surrenders and agrees to forego any protection to which he otherwise would be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois. The foregoing notwithstanding, this Paragraph 7A does not release SSA Released Parties from any claims Shakir may have with respect to the enforcement of the terms of this Agreement nor does this Agreement release SSA from any statutory or common law obligation to defend, indemnify and hold harmless Shakir from any claims against him which arose or are related to any actions taken by Shakir in the scope of his employment for SSA.

          B. As a material inducement to Shakir to enter into this Agreement and in consideration of his releases and other items of value provided by him hereunder, SSA, on behalf of itself and all of SSA Released Parties, with full understanding of the contents and legal effect of this Agreement, and having the right and opportunity to consult with its counsel, releases and discharges Shakir and his successors, heirs, executors, administrators, representatives and assigns (collectively, the "SHAKIR RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that it and/or they ever had or now has or have, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Agreement as broad and as general as the law permits, this Agreement specifically includes any and all claims arising from any alleged violation by the Shakir Released Parties under any statute, law, ordinance, regulation, or contract, and any other statutory claim, employment or other contract claim or implied contract claim, or common law claim for defamation, or invasion of privacy, or arising out of or involving his employment or engagement with SSA, the termination of his employment or engagement with SSA, or involving any continuing effects of his employment or engagement with SSA or termination of his employment or engagement with SSA. SSA, on behalf of SSA Released Parties, further acknowledges that it and they are aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. SSA, on behalf of itself and SSA Released Parties, hereby expressly waives, surrenders and agrees to forego any protection to which it or they otherwise would be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois. The foregoing notwithstanding, this Paragraph 7B does not release the Shakir Released Parties from any claims SSA may have with respect to the enforcement of the terms of this Agreement nor does this Agreement release Shakir from any claims SSA may have with respect to acts of negligence or misconduct by Shakir while employed or engaged by SSA.

     VIII.  Covenant Not to Sue.
            -------------------

            A. Shakir, for himself, his heirs, executors, administrators, successors and assigns covenants and agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding based upon any of the claims released under Paragraph 7A hereof, and further covenants and agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action released by this Agreement, Shakir will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

            B. SSA, on behalf of all SSA Released Parties, covenants and agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding based upon any of the claims released under Paragraph 7B hereof, and further covenants and agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action released by this Agreement, SSA and SSA Released Parties will not seek and will not accept any equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

     IX.    No Disparaging, Untrue Or Misleading Statements.
            -----------------------------------------------

            A. Shakir agrees that from and after July 31, 1998, he will not make or authorize, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to SSA or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on SSA's behalf). Shakir acknowledges that his continuing entitlement to payments under Paragraphs 4, 5 and 6 of the Agreement shall be conditioned upon his continuing compliance with Paragraphs 9, 10, and 13 of the Agreement and any violation of Paragraphs 9, 10, or 13 by Shakir shall terminate SSA's obligation to continue to make payments under Paragraphs 4, 5 and 6.

            B. From and after July 31, 1998, SSA represents that it has taken and will continue to take commercially reasonable efforts to ensure that it has not made or authorized and will not make or authorize, to any third party, any disparaging, untrue, or misleading written or oral statements about or relating to Shakir or his job performance.

     X.     Protective Agreement.
            --------------------

            A. Shakir agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily (other than as required by statute, regulation, or a court of competent jurisdiction), use for himself or disclose to any person any "CONFIDENTIAL INFORMATION" of SSA acquired by Shakir during his relationship with SSA. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of SSA;
     (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of SSA; (c) any confidential information or trade secrets of any third party provided to SSA in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to SSA's affairs or interests or with whom or how SSA does business. SSA acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain (through no fault of Shakir's), or (ii) information in Shakir's possession prior to the date of his original employment with SSA. In addition to the foregoing, Shakir agrees that he shall not, directly or indirectly, contact, solicit or direct any person, firm, corporation, association, or other entity to contact or solicit, any of SSA's customers or prospective customers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by SSA to its customers during or prior to the term hereof. In addition, Shakir will not disclose the identity of any such customers or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. For purposes of this paragraph "CUSTOMER" shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from SSA or is or was doing business with SSA or Shakir during the term of this Agreement or within the twelve (12) month period immediately preceding termination of Shakir's employment. For purposes of this paragraph, "PROSPECTIVE CUSTOMER" shall be defined as any person, firm, corporation, association, or entity contacted or solicited by SSA or Shakir (whether directly or indirectly) or who contacted SSA or Shakir (whether directly or indirectly) during the term of this Agreement or within the twelve (12) month period immediately preceding termination of Shakir's employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of SSA. Shakir further expressly agrees that, during the term of this Agreement, he will not, directly or indirectly, become employed by, or engaged with, any of the following competitors of SSA, or with any other enterprise resource planning business: SAP, BAAN, J.D. Edwards, QAD, Inc., PeopleSoft, Oracle, and JBA. For purposes of this paragraph, an "ENTERPRISE RESOURCE PLANNING BUSINESS ("ERP")" is an entity in the business of developing, marketing and distributing an integrated software suite that balances manufacturing, distribution and financial business functions. ERP is the technological evolution of MRP II through the introduction of the RDBMSs, CASE, 4GL development tools and C/S architecture. When fully implemented, ERP can enable enterprises to optimize their business processes and allow for necessary management analysis and appropriate decision-making in a quick and efficient manner. As more robust technology is implemented, ERP improves an enterprise's ability to react to market changes. Shakir further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 10(a).

            B. It is agreed that breach of this Paragraph 10 will result in irreparable harm and continuing damages to SSA and its business and that SSA's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to SSA at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of SSA posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 10, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. If SSA does not prevail in any action it may bring against Shakir, for which a final judgment has been rendered, SSA will pay all of Shakir's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in any such action brought by SSA to enforce this Paragraph 10. If SSA is the prevailing party in an action to enforce this Paragraph 10, for which a final judgment has been rendered, then Shakir will pay all of SSA's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in any such action brought by SSA to enforce this Paragraph 10.

     XI.  Severability.  If any provision of this Agreement shall be found by a
          ------------
court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

     XII.     Waiver.  A waiver by either party of a breach of any provision of
              ------
this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach. No waiver shall be valid unless in writing and signed by an authorized officer of SSA (if an SSA waiver) or by Shakir (if a Shakir waiver).

     XIII.    Miscellaneous Provisions.
              ------------------------

              A. Both parties agree they will keep the terms, contents, and amounts set forth in this Agreement completely confidential and, other than as required by statute, regulation, a court of competent jurisdiction, or the rules of any governmental agency, will not disclose any information concerning this Agreement's terms and amounts to any person other than each party's attorney, accountants, tax advisors, or (if disclosed by Shakir) Shakir's immediate family.

              B. Shakir represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that on July 31, 1998, SSA advised him to consult with an attorney prior to executing this Agreement and further advised him that he had more than twenty-one (21) days (until October 9, 1998) within which to consider this Agreement. Shakir is voluntarily entering into this Agreement and neither SSA nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself.

              C. Shakir acknowledges that he has seven (7) days from the date this Agreement is executed in which to revoke his acceptance of this Agreement, and this Agreement will not be effective or enforceable until such seven (7)-day period has expired.

     XIV.     Complete Agreement.  This Agreement sets forth the entire
              ------------------
agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Shakir's employment or engagement with SSA or the termination of Shakir's employment or engagement with SSA.

     XV.      Reimbursement.  If Shakir or his heirs, executors, administrators,
              -------------
successors or assigns (a) breaches Paragraphs 9, 10 or 13A of this Agreement, or
(b) attempts to challenge the enforceability of this Agreement, or (c) files a charge of discrimination, a lawsuit, or a claim of any kind for any matter released herein, Shakir or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to SSA all consideration made to him or them for the release by Shakir under this Agreement.

     XVI.     Amendment.  This Agreement may not be altered, amended, or
              ---------
modified except in writing signed by both Shakir and SSA.

     XVII.    Future Cooperation.  In connection with any and all claims,
              ------------------
disputes, negotiations, investigations, lawsuits or administrative proceedings involving SSA, Shakir agrees to make himself available, upon reasonable notice from SSA, to provide information or documents, provide declarations or statements to SSA, at reasonable times convenient to Shakir meet with attorneys or other representatives of SSA, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Shakir will be advanced all reasonable expenses he incurs as a result of compliance with this Paragraph 17, including payment of reasonable fees and expenses for retention by Shakir of independent legal counsel for matters that are subject to this Paragraph 17, if he in good faith deems legal counsel reasonably required.

     XVIII.   Joint Participation.  The parties hereto participated jointly in
              -------------------
the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

     XIX.   Headings.  The headings in this Agreement are inserted for
            -------
convenience only and are not to be considered a construction of the provisions hereof.

     XX.    Execution of Agreement.  This Agreement may be executed in several
            ----------------------
counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.

     XXI.   Recitals.  The recitals to this Agreement are an integral part
            --------
hereof and shall be considered as substantive and not precatory language.

     XXII.  Notices.  Any notice to be given hereunder shall be in writing and
            -------
shall be deemed given when mailed by Certified Mail, Return Receipt Requested, addressed as follows to

     Shakir:             Riz Shakir
                         6731 Elaina Lane
                         Tuscaloosa, Alabama 35406

     with a copy to:     Richard L. Menson, Esq.
                         McGuire Woods Battle & Boothe LLP
                         77 West Wacker Drive
                         Suite 4500
                         Chicago, Illinois 60601

     SSA:                System Software Associates, Inc.
                         500 West Madison
                         32nd Floor
                         Chicago, Illinois 60661
                         Attention:  William Stuek

     with a copy to:     Jeffrey L. London, Esq.
                         Sachnoff & Weaver, Ltd.
                         30 South Wacker Drive
                         Suite 2900
                         Chicago, Illinois 60606

     XXIII.   Arbitration.  Any controversy or claim arising out of or relating
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to this Agreement or breach thereof, other than any controversy or claim arising under Paragraph 10, shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes ("RULES") of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Illinois. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 10 of the Agreement (for which Paragraph 24 shall provide the exclusive venue), (c) to change or modify any provision of this Agreement,
(d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party's actual damages and may not make any ruling, finding or award that does not conform to this Agreement.

Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half ( 1/2) of the costs of the arbitrator.

     XXIV.    Applicable Law. This Agreement shall be governed by, and construed
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in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, as to Paragraph 10, Shakir agrees and consents to submit to personal jurisdiction in the State of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. Shakir further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraph 10 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, Shakir waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by SSA in any such court is in the improper venue or should be transferred to a more convenient forum.

     PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

SYSTEM SOFTWARE ASSOCIATES, INC.  RIZ SHAKIR



By:__________________________________    ____________________________________
Its:_________________________________